SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 12, 2001


                              Regency Group Limited
             (Exact name of registrant as specified in its charter)


           NEVADA                     000-26687                 88-0416790
(State or other Jurisdiction   (Commission File Number)       (IRS Employer
      of Incorporation)                                   Identification Number)


8930 E. Raintree Drive  Suite 100, Scottsdale, Arizona             85260
       (Address of principal executive offices)                  (Zip Code)


       Registrant's telephone number, including area code: (480) 444-2040


          (Former name or former address, if changed since last report)

ITEM 9. REGULATION FD DISCLOSURE.

Regency Group Limited ("Regency") filed a complaint in the Superior Court of Arizona, Maricopa County, on behalf of its subsidiary, e-River Marketing, Inc. ("e-River") against e-River's officer and director, Brad Boyce and Scottsdale Ventures, LLC. Regency alleged that Mr. Boyce converted property of e-River and committed a breach of his fiduciary duties. Regency was seeking among other relief, actual and punitive damages, imposition of a constructive trust and reconveyance of certain property.

On June 8, 2001 Regency settled the pending derivative lawsuit. The settlement provided for Boyce to convey to Regency 350,000 shares of Regency stock owned by him, the conveyance by Regency to Boyce of all of the outstanding stock of e-River, the release of a creditor's claim held by Regency against e-River in the approximate amount of $250,000 and the mutual releases of claims. The effective date of the settlement was June 8, 2001.

The forgiveness of the debt by Regency will give rise to an income tax deduction for Regency. The settlement of this litigation spared Regency considerable additional legal expense. There was little prospect of recovering the creditor's claim held by Regency against e-River and, separate and apart from the negotiated settlement, Regency did not have a claim to Boyce's 350,000 shares in Regency.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        REGENCY GROUP LIMITED


                                        By: /s/ Terry Neild
                                            ------------------------------------
                                            Terry Neild                 Its: CEO


                                        Dated: June 12, 2001